UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 31, 2010 (August 25, 2010)
Date of Report (Date of earliest event reported)
CARE INVESTMENT TRUST INC.
(Exact name of registrant as specified in its charter)

Maryland	001-33549	38-3754322
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

505 Fifth Avenue, 6th Floor, New York, New York	10017
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (212) 771-0505
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On August 25, 2010, Care Investment Trust Inc. (the “Company”) notified the New York Stock Exchange (“NYSE”) that, as an unexpected outcome of the Company’s previously announced self tender offer, fewer than the 600,000 shares of the Company’s common stock remain publicly held as required by Section 802.01A of the NYSE’s Listed Company Manual. As a result, on August 27, 2010, the Company received a notice (the “Notice”) from the NYSE that trading in the Company’s common stock would be suspended effective as of the close of trading on August 26, 2010, and that application would be made to the Securities and Exchange Commission to delist the Company’s common stock pending the completion of applicable procedures, including any appeal by the Company of the NYSE’s staff decision. Under the applicable rules and regulations of the NYSE, the Company has ten (10) business days from the receipt of the Notice, or until September 13, 2010, to notify the NYSE of its intent to appeal the NYSE Staff’s decision.
     The Company intends to appeal the NYSE Staff’s decision and to promptly take steps to cure the deficiency related to the minimum number of publicly held shares. However, there can be no assurance that the Company will be successful in curing its listing deficiency, avoiding a delisting or lifting the current suspension on trading in the Company’s common stock on the NYSE. The actions being considered to address the deficiency related to the minimum number of publicly held shares include the possible declaration of a stock split to be effected in the form of a stock dividend, subject to, among other things, the review and approval of the Board of Directors of the Company.
     On August 31, 2010, the Company issued a press release to announce the NYSE suspension of trading and potential delisting. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Exhibits
     (d) Exhibits
The following exhibit is filed as part of this Report to the extent described in Item 3.01.

Exhibit No.	Description of Document
99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 31, 2010

CARE INVESTMENT TRUST INC.
By:	/s/ Paul F. Hughes
	Name:	Paul F. Hughes
	Title:	Chief Compliance Officer and Secretary